UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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OSI Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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12525 Chadron Avenue

Hawthorne, California 90250

Explanatory Note

The following information supplements the information contained in the Proxy Statement filed by OSI Systems, Inc. (“OSI” “we” “our,” or the “Company”) in connection with the Annual Meeting of Stockholders to be held on December 8, 2015 (the “2015 Annual Meeting”).  At the 2015 Annual Meeting, stockholders will vote on a non-binding proposal to approve the compensation paid to our named executive officers, described in detail beginning on page 11 of our Proxy Statement as “Proposal 3” (the “Say on Pay Proposal”). Our Board of Directors has recommended that stockholders vote “FOR” the Say on Pay proposal.

Dear Stockholders of OSI Systems:

We are writing to ask for your support at the 2015 Annual Meeting with respect to Proposal 3, or “Say on Pay”.  We believe there are a number of items worth highlighting and providing additional insight upon.  In particular:

•                  Our strategy is focused on sustainable long-term growth, and has resulted in our excellent long term total shareholder return (“TSR”) over the past 5, 7 and 10 years.

•                  We delivered strong operating performance during fiscal year 2015, with several record results.

•                  The annual cash incentive element comprises only a small portion of overall named executive officer (“NEO”) compensation; 100% of our CEO’s equity vesting is quantitatively determined; no other company in our peer group is as rigorous.

•                  Our annual cash incentive program allows the Compensation Committee limited discretion to apply non-formulaic performance criteria once a minimum return on book value is achieved.  The Compensation Committee has exercised this discretion to reward and criticize performance, based on fully-disclosed criteria that cannot be reduced to a purely numerical formula.

•                  Annual cash incentives were discretionarily decreased in fiscal 2014 as a result of certain adverse operational outcomes that did not recur in fiscal 2015; fiscal 2015 cash incentives were therefore appropriately higher.

•                  We maintain open lines of communication with our stockholders and value their input.

ISS Proxy Advisory Services (“ISS”) has recommended “against” our proposal, characterizing our stock price performance as “mixed”, noting that our annual incentive program has a discretionary element and that bonus payouts were higher in 2015 as compared to 2014.  We believe that ISS has missed the bigger picture of our TSR, and presented a very narrow view of just one element of our executive compensation program.

In addition to the rationale set forth in our Proxy Statement, we believe that a vote in favor of our Say on Pay proposal is warranted for the following reasons:

1.              Our strategy is focused on sustainable long-term growth and has resulted in our excellent long term TSR over the past 5, 7 and 10 years.

Over the long term, we have outperformed the majority of our peer group and continued to deliver significant value to our stockholders.  Our 5-year, 7-year and 10-year TSR numbers have been exceptional with our stock price out-performing over 90% of our peer group over the last 10 years. While ISS takes the position that our Company performance has been “mixed” citing only our 3-year relative TSR as of June 30, 2015, we respectfully disagree.

We also note that our stock price as of November 23, 2015 was $95.74. This reflects an increase of 35% since June 30, 2015, the date that ISS uses to calculate its 3-year relative TSR.  If this data point had been used in lieu of the June 30, 2015 stock price, our 3-year relative TSR would have been at the 63rd percentile of peers, and stockholders would have received a return of 3X that of our peers over a 5 and 10-year period and return of greater than 2X that of our peers over a 7-year period.

2.              We delivered strong operating performance during fiscal year 2015, with several record results.

Fiscal 2015 was a very strong year for the Company, warranting an increase in annual bonuses.  We (a) had record revenues, record non-GAAP earnings per share and record free cash flow, (b) increased our adjusted EBITDA margin, (c) actively leveraged our business infrastructure to support new products and revenue sources while maintaining intelligent cost management, (d) continued building a foundation for future growth by making targeted investments in new product development and acquisitions, and (e) further improved sustainability of revenues by growing our addressable markets, all while increasing R&D spending by more than twice the rate of sales growth.

Our executive management team contributed significantly to our strong overall performance for the year and success in achieving certain of our long-term goals, and substantially improved our competitive standing in important markets.  Set forth below are highlights of our significant financial and operational achievements during fiscal 2015, which include the setting of multiple new records:

•                  Record revenues as revenues increased 6% over the prior year

•                  Record earnings as non-GAAP diluted EPS increased 13% over the prior year

•                  Record free cash flow of approximately $90 million

•                  Record sales and operating profit in our Security division

•                  Strong growth in sales and operating income in our Healthcare division

•                  Operating margin expansion in our Optoelectronics and Manufacturing division

•                  Successful completion of a strategic acquisition in our Healthcare division

•                  Bookings of several significant orders for our Security division’s Real Time Tomography (RTT®) high-speed hold baggage screening system

3.              The annual cash incentive element comprises only a small portion of overall NEO compensation; 100% of our CEO’s equity vesting is quantitatively determined; no other company in our peer group is as rigorous.

The annual cash incentive element represented only 10% of CEO’s total direct compensation (base salary, cash incentives and equity), and 9% of our NEOs’ total direct compensation.  The substantial majority of NEO compensation is quantitatively-determined, including a significant portion of cash compensation and all long-term compensation.  Wholly quantitatively-determined incentives represented 77% of our CEO’s total direct compensation and 75% of our NEOs’ total direct compensation for fiscal 2015.

During the prior three years, none of our peer group companies cited by ISS granted 100% quantitatively-determined equity vesting to their CEOs, and only one other peer group company granted 100% quantitatively-determined equity shares to their NEOs (other than the CEO).

4.              Our annual cash incentive program allows the Compensation Committee limited discretion to apply non-formulaic performance criteria once a minimum return on book value is achieved.  The Compensation Committee has exercised this discretion to reward and criticize performance, based on fully-disclosed criteria that cannot be reduced to a purely numerical formula.

Our annual cash incentive program is designed to be a short-term incentive for performance.  It requires achievement of a threshold rate of return (7% return on book value before taxes) below which cash bonuses are zero. It is the only program (out of our four programs) that does not use a strictly formulaic approach and relies in part on the exercise of business judgment.  In determining incentive awards, the Compensation Committee considers individual performance, which includes the following quantitative and qualitative factors:

Qualitative Factors	Quantitative Factors
• Quality of the management of units or functions managed by the NEO	• Financial performance (including earnings per share and internal metrics)
• Leadership of personnel under the NEO’s management	• Financial performance metrics for business units managed by the NEO
• Execution of strategically important projects	• Compensation surveys by external advisors
• Overall effectiveness of units or functions managed by the NEO
• Contributions to the formulation of Company strategy and tactics
• Contributions to stockholder value
• Management of risk

To run a complex organization with multiple lines of business, the Compensation Committee believes that stockholders are best served when some incentives are awarded based on criteria that cannot be reduced to a purely numerical formula, but nevertheless contribute to sustainable long-term growth.  Executives must be motivated to manage for the long term performance of the Company and their respective business functions, which may require investment in time, effort and capital that does not show immediate and quantifiable returns.

Our philosophy is supported by the National Association of Corporate Directors (NACD), which stated in its Report of the NACD Blue Ribbon Commission on the Compensation Committee: Executive Summary (Washington, DC: NACD, 2015), “The compensation committee should be able to exercise discretion in evaluating and rewarding performance, as long as it clearly discloses its rationale. No single formula can adequately take into account the wide variety of factors that might affect performance, including industry or external events. As a matter of fairness, boards should regularly consider whether circumstances call for the use of either positive or negative discretion, always clearly disclosing rationale if employed.” It is therefore essential that the Compensation Committee be allowed to exercise its business judgment with respect to a portion of executive compensation.

The Compensation Committee in fact applied its business judgment last year (fiscal 2014) to reduce annual incentive awards due to performance deficiencies.  In fiscal 2014, despite the Company’s strong operational performance and the funding of the annual incentive program, the Compensation Committee significantly reduced NEO awards under the program by more than 50% of the prior year’s bonus due to certain operational shortcomings.  For the CEO, this reduction was 73% as compared to fiscal year 2013.

5.              Annual cash incentives were discretionarily decreased in fiscal 2014 as a result of certain adverse operational outcomes that did not recur in fiscal 2015; fiscal 2015 cash incentives were therefore appropriately higher.

ISS expressed concern that our CEO’s annual incentive was nearly double from fiscal 2014.  As discussed above, despite strong overall performance, bonuses were reduced in fiscal 2014 (as compared to prior years) by the Compensation Committee due to certain adverse operational outcomes.  Strong overall performance continued in fiscal 2015, and the operational issues did not recur, leading to comparatively higher fiscal 2015 bonuses.  Meanwhile, fiscal 2015 bonuses were significantly lower than fiscal 2011, 2012 and 2013 levels.  With the exception of fiscal 2014, our CEO’s bonus has not been this low since fiscal 2008.

6.              We maintain open lines of communication with our stockholders and value their input.

We maintain open lines of communication with our stockholders, and senior management routinely interacts with the stockholders on a number of matters, including executive compensation, in order to better understand their opinions and to obtain their feedback. Our stockholders have supported our Say on Pay proposals in all prior years, and ISS recommended in favor of our Say on Pay proposal since the inception of Say on Pay.  In fact, the structure and implementation of our compensation program has not changed since last year when ISS recommended “FOR” our program, with the exception of adding one entirely quantitatively-determined program for one of our NEOs (the Turnkey Solutions Incentive Program).  Our Board of Directors and Compensation Committee have continued to consistently determine compensation for our CEO and other NEOs following the same disciplined approach as detailed in our Proxy Statement.

FOR THE FOREGOING REASONS, IN ADDITION TO THOSE SET FORTH IN OUR PROXY STATEMENT, WE BELIEVE THAT A VOTE APPROVING, ON AN ADVISORY BASIS, OUR SAY-ON-PAY PROPOSAL IS WARRANTED. ACCORDINGLY, WE URGE YOU TO VOTE “FOR” OUR SAY-ON-PAY PROPOSAL (PROPOSAL 3) AT OUR ANNUAL MEETING SCHEDULED FOR DECEMBER 8, 2015.